Exhibit 10.6

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is entered into as of the 1st day of April, 2009, by and among FIRST CAPITAL BANK (the “Bank”), and                                     , (the “Officer”).

1. Purpose. The Bank recognizes that the possibility of a Change in Control (as defined herein) may arise and that may result in distraction or departure of management which would be to the detriment of the Bank. Accordingly, the Board of Directors of the Bank (the “Bank’s Board”) has determined that appropriate steps should be taken to encourage the continued attention of management so that Officer can assess and advise the Board on proposed transactions without being influenced by uncertainties on management’s own situation. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Officer and the Bank, the Officer shall not have any right to be retained in the employ of the Bank prior to or after a Change in Control. Accordingly, the Officer is an “at will” employee of the Bank, and either party may terminate such employment at any time for any reason, with our without cause, subject to the provisions of this Agreement.

2. Term of Agreement The term of this Agreement shall be deemed to have commenced on the date hereof (the “Commencement Date”) and shall continue in effect until the date that is six (6) months following the Termination Date (as such term is hereinafter defined). Notwithstanding the foregoing, in the event Officer becomes entitled to receive a payment from the Bank in connection with a Change in Control pursuant to Section 4 of this Agreement, this Agreement shall continue in effect until such time as Officer has received full payment of the amount to which Officer is entitled under Section 4(a) of this Agreement.

3. Change in Control No benefits shall be payable hereunder unless there shall have been a Change in Control as set forth below. For the purposes of this Agreement, a “Change in Control” shall mean:

(a) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the then outstanding shares of common stock of the Bank or First Capital Bancorp, Inc., the sole shareholder of the Bank (the “Holding Company”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Bank or the Holding Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Bank or the Holding Company, or (iii) any acquisition by any corporation pursuant to a transaction described in subsection (c) of this Section 3 if, upon consummation of the transaction, all of the conditions described in subsection (c) are satisfied;

(b) Individuals who, as of the date hereof, constitute the Bank’s Board or the Holding Company’s Board of Directors (in either case, an “Incumbent Board”) cease for any reason to constitute a majority of such Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Bank’s or the Holding Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board of the applicable company shall be considered as though such individual were a member of such Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(c) Approval by the shareholders of the Bank or the Holding Company of either (1) a reorganization, merger, share exchange or consolidation of the Bank or the Holding Company by, with or into any other corporation or (2) the sale or disposition of all or substantially all of the assets of the Bank or the Holding Company (any of the foregoing transactions, a “Reorganization”); provided, however, that approval by the shareholders of a Reorganization shall not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(i) more than 50% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners of the outstanding common stock of the Bank or the Holding Company, as applicable, immediately prior to the Reorganization in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding common stock;

(ii) no Person (excluding any employee benefit plan (or related trust) of the Bank or the Holding Company, as applicable) beneficially owns, directly or indirectly, 20% or more of either (1) the then outstanding shares of common stock of the corporation resulting from the transaction or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(iii) at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board of the Bank or the Holding Company, as applicable, at the time of the execution of the initial agreement providing for the Reorganization.

4. Termination in Connection with Change in Control

(a) Termination Payment. In the event Officer’s employment with the Bank terminates or is terminated during (i) the six (6) months immediately preceding a Change in Control, or (ii) the six (6) months immediately following a Change in Control, unless such termination in either case is or was (A) because of the death of the Officer, (B) by the Bank for Cause or Disability or (C) by the Officer other than for Good Reason (all as such capitalized terms are hereinafter defined), Officer shall be entitled to receive payment from the Bank in an amount equal to one (1) times Officer’s annual base salary immediately preceding the Date of Termination, which amount shall be paid in equal installments payable on the Bank’s regular pay days, over the next twelve (12) months, without interest, beginning on the next pay day following the later to occur of the Change in Control or the Termination Date, or as otherwise permitted under the regulations promulgated under Section 409A of the Internal Revenue Code (the “Code”).

(b) Disability. Termination by the Bank of the Officer’s employment based on “Disability” shall mean termination because of the Officer’s inability to perform Officer’s duties with the Bank on a full time basis for 120 consecutive days or a total of at least 180 days in any twelve month period as a result of the Officer’s incapacity due to physical or mental illness (as determined by an independent physician selected by the Board).

(c) Cause. Termination by the Bank of the Officer’s employment for “Cause” shall mean termination for (i) gross incompetence, gross negligence, willful misconduct in office or breach of a material fiduciary duty owed to the Bank or any subsidiary or affiliate thereof; (ii) conviction of a felony, a crime of moral turpitude or commission of an act of embezzlement or fraud against the Bank or any subsidiary or affiliate thereof; (iii) any material breach by the Officer of a material term of this Agreement, including, without limitation, material failure to perform a substantial portion of his duties and responsibilities hereunder, or (iv) deliberate dishonesty or disloyalty of the Officer with respect to the Bank or any subsidiary or affiliate thereof.

(d) Good Reason. The Officer shall be entitled to terminate Officer’s employment for “Good Reason” as defined below. For purposes of this Agreement, termination for “Good Reason” shall mean termination based on:

(i) a material reduction by the Bank in the Officer’s annual base salary;

(ii) the failure by the Bank to pay to the Officer any portion of Officer’s compensation or to pay to the Officer any portion of an installment of deferred compensation under any deferred compensation program of the Bank within 10 days of the date such compensation is due (it being understood and agreed that each annual bonus shall be paid no later than the end of the third month of the year next following the year for which the annual bonus is awarded, unless the Officer shall elect to defer the receipt of such annual bonus);

(iii) the Bank’s requiring the Officer to be based at any office that is greater than thirty-five (35) miles from where the Officer’s office was previously located, except for required travel on the Bank’s business to an extent substantially consistent with the business travel obligations which the Officer undertook on behalf of the Bank prior to such time;

(iv) the failure by the Bank to obtain an agreement reasonably satisfactory to the Officer from any successor to assume and agree to perform this Agreement; or

(v) the failure by the Bank to continue in effect any Plan (as hereinafter defined) in which the Officer is participating (or Plans providing the Officer with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms, or the taking of any action, or the failure to act, by the Bank which would adversely affect the Officer’s continued participation in any of such Plans on at least as favorable a basis to the Officer as previously in place, or which would materially reduce the Officer’s benefits in the future under any of such Plans or deprive the Officer of any material benefit enjoyed by the Officer. For purposes of this Agreement, “Plan” shall mean any compensation plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Bank intended to benefit employees.

Notwithstanding the foregoing, prior to the Officer’s voluntary termination for Good Reason, the Officer must give the Bank written notice of the existence of any condition set forth in clause (i) – (vi) above within 90 days of such initial existence and the Bank shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If during such 30-day period, the Bank cures the condition giving rise to Good Reason, no benefits shall be due under Section 4(a) of this Agreement with respect to such occurrence. If, during such 30-day period, the Bank fails or refuses to cure the condition giving rise to Good Reason, the Employee shall be entitled to benefits under Section 4(a) of this Agreement upon such termination; provided such termination occurs within 24 months of such initial existence of the applicable condition.

(e) Restrictive Covenants. The Officer’s right to receive any payments under Section 4(a) of this Agreement shall be conditioned upon Officer’s agreement that, during the period Officer is entitled to receive payments under such Section 4(a), Officer shall not:

(i) Directly or indirectly, (a) solicit, contact, call upon, communicate with, or attempt to communicate with any Bank client with the intent of providing competitive services to such client, (b) sell, provide or divert any competitive services to any Bank client, (c) perform or engage in any competitive services for any Bank client, or (d) accept or receive any Bank client for the purpose of providing any competitive services. For the purposes of this Agreement, “client” shall mean: (1) any individual or entity that was a client of the Bank within one year of Officer’s termination, or (2) any individual, entity, or property that was solicited for business by the Bank within one year of Officer’s termination. “Competitive services” shall mean (x) lending services in connection with direct borrowings, (y) support services provided to intermediary banks and other lenders participating with the Bank in direct borrowings and (z) deposit services. In accordance, with the foregoing, as used herein “client” shall mean individuals or entities (xx) that were, or were solicited to be, direct borrowers from the Bank, or (yy) that were, or were solicited to be, participant lenders with the Bank. This provision is not intended to prohibit Officer from providing or offering competitive services to persons or entities that are not Bank clients.

(ii) Directly or indirectly, solicit or induce, or attempt to solicit or induce, any present employee, any past employee who was employed by the Bank within one year of Officer’s termination, or any future employee of the Bank to leave the Bank for any reason whatsoever or hire any individual described in this section.

Notwithstanding the above, the restrictive covenants, set forth in Sections 4(e)(i) and 4(e)(ii) above, shall not apply, and Officer shall not be precluded from such actions, for as long as Officer’s right to receive payments under Section 4(a) has been terminated or suspended pursuant to Section 9 of this Agreement; provided, however, that upon the beginning or resumption of such payments, Officer shall immediately terminate all such actions.

(f) Notice of Termination. Any termination by the Bank on the one hand or by the Officer for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” means (i) if the Officer’s employment is terminated by the Bank for Cause or Disability, or by the Officer for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, and (ii) if the Officer’s employment is terminated by the Bank other than for Cause of Disability, the date specified in the Notice of Termination.

5. Binding Agreement This Agreement shall be binding upon and inure to the benefit of the Officer (and his personal representative), the Bank, and any successor organization or organizations which shall succeed to substantially all of the business and property of the Bank, whether by means of merger, consolidation, acquisition of all or substantially of all of the assets of the Bank or otherwise, including by operation of law. For purposes of this Agreement, the term “Bank’ shall include any subsidiaries of the Bank and any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Bank ceases to exist; provided, however, that for purposes of determining whether a Change in Control has occurred herein, the term “Bank” shall refer to First Capital Bank or its successors.

6. Fees and Expenses; Mitigation In any action related to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all of the costs and expenses, including reasonable attorney’s fees and court costs, incurred by the prevailing party in such action. Officer shall not be required to mitigate the amount of any payment the Bank becomes obligated to make to the Officer in connection with this Agreement, by seeking other employment or otherwise.

7. Internal Revenue Code Section 409A It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be paid and provided in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Section 409A of the Code, the following shall apply:

(a) Notwithstanding any other provision of this Agreement, the Bank is authorized to amend this Agreement, to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transaction or grandfather rules thereunder).

(b) Neither the Officer nor the Bank shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder). Notwithstanding the foregoing:

(i) Payment may be delayed for a reasonable period in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the payment, there is a dispute as to amount due or the proper recipient of such payment, additional time is needed to calculate the amount payable, or the payment would jeopardize the solvency of the Bank.

(ii) Payments shall be delayed in the following circumstances: (1) where the Bank reasonably anticipates that the payment will violate the terms of a loan agreement to which the Bank is a party and that the violation would cause material harm to the Bank; or (2) where the Bank reasonably anticipates that the payment will violate Federal securities laws or other applicable laws, provided that any payment delayed by operation of this clause (B) will be made at the earliest date at which the Bank reasonably anticipates that the payment will not be limited or cause the violations described.

(c) If the Officer is a specified employee of a publicly traded corporation as required by Section 409A(a)(2)(B)(i) of the Code, and any payment or provision of any benefit hereunder is subject to Section 409A, any payment or provision of benefits in connection with a separation from service payment event (as determined for purposes of Section 409A of the Code), as opposed to another payment event permitted under Section 409A, shall not be made until six months after the Officer’s separation from service (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Officer’s expense, with the Officer having a right to reimbursement from the Bank once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(d) To the extent that any portion, or all, of any benefit payable hereunder meets the requirements of (i) and (ii) of this subparagraph (d), the six-month delay rule set forth in subparagraph (c) above shall not apply to such portion of the benefit payable. The benefit payable, or any portion thereof, will not be subject to the six-month delay rule set forth in subparagraph (c) above if and to the extent it is paid to the Officer no later than the last day of the second calendar year following the year in which the termination occurs and it does not exceed two times the lesser of:

(i) The sum of Officer’s annual compensation (as determined in accordance with Section 1.409A-1(b)(9)(iii) of the regulations issued under Code Section 409A) for the calendar year preceding the year of termination; or

(ii) The maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the calendar year in which the termination occurs.

(e) If a Change in Control occurs but the Change in Control does not constitute a change in ownership of the Holding Company or the Bank or in the ownership of a substantial portion of the assets of the Holding Company or the Bank as provided in Section 409A(a)(2)(A)(v) of the Code, then payment of any amount or provision of any benefit under this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be deferred until another permissible event contained in Section 409A occurs (e.g., death, disability, separation from service from the Bank and its affiliated companies as defined for purposes of Section 409A of the Code), including any deferral of payment or provision of benefits for the 409A Deferral Period as provided above.

8. Possible Reduction in Payment and Benefits. Following any Change in Control, to the extent that any amount of pay or benefits provided under to the Officer under this Agreement would cause the Officer to be subject to excise tax under sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and after taking into consideration all other amounts payable to the Officer under other Bank plans, programs, policies, and arrangements, then the amount of pay and benefits provided under this Agreement shall be reduced to the extent necessary to avoid imposition of any such excise taxes. The Officer may select the payments and benefits to be limited or reduced, including an election not to have the vesting of certain benefits, including stock options, accelerate as a result of a Change in Control.

9. TARP Restrictions. Notwithstanding anything set forth herein to the contrary, it is hereby agreed that the Officer shall not be entitled to receive any compensation following the termination of his or her employment, and the Bank shall have no obligation to make any such payments, to the extent such payments are prohibited by any governmental program in which the Bank participants or any regulation governing the Bank, including without limitation, the U.S. Department of the Treasury’s TARP Capital Purchase Program (“TARP”). In addition, it is hereby agreed that this Agreement shall be amended as necessary or appropriate in connection with TARP or any other applicable governmental regulation or program.

10. Miscellaneous

(a) No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by the Officer and the Chairman of the Board or President of the Bank. No waiver by any party hereto at any time of any breach by the other party hereto of, or for compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but a single instrument.

(b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d) The Holding Company executes this Agreement to evidence its consent hereto.

(e) Any notices, requests, demands and other communications provided for this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice shall be deemed to have been given on the fifth day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice shall be deemed to have been given on the day after delivery to such courier service) to the Officer at the last address the Officer has filed in writing with the Bank, or to the Bank at the Bank’s corporate headquarters, attention of the President.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Bank by its duly authorized officer, and by the Officer, as of the date first above written.

FIRST CAPITAL BANCORP, INC.	FIRST CAPITAL BANK

By:	By:

Name:	Name:

Title:	Title:

OFFICER:

By:

Name:

Title: